Exhibit (a)(1)(E)

Form of Eligible Option Information Sheet

Name:	Steps to properly complete this Eligible Option Information Sheet
Employee ID:	Step 1: Check the box for the eligible option grant you want to exchange.
Step 2: Sign the appropriate election where indicated.
Step 3: Return along with your Election Form to Margaret Rozowski no later than 12:00 noon on June 9, 2008.

If you elect to participate in the exchange offer, this sheet must be properly completed, signed and submitted with your Election Form no later than 12:00 noon on June 9, 2008. If this sheet is not properly completed, signed and submitted with your Election Form, your Election Form will be rejected.

Option Grant Number	Option Grant Date	Option Grant Expiration Date	Option Exercise Price	Options Eligible for Exchange [1]	Number of Options Vested [2]			Hypothetical Examples of the Number of New Options that May Be Granted At Various Assumed Exercise Prices of: [3] [4]										CHECK THE BOX BELOW IF YOU WANT TO EXCHANGE THE GRANT [4]	For Eligible Option Grants Over 100,000 Shares Indicate the Number of Shares to be Exchanged [1]
					As of June 9, 2008	Within 12 Months of June 9, 2008	As of New Option Grant Date
								US$7.50		US$8.00		US$8.50		US$9.00		US$10.00
			(in US Dollars)	(as of June 9, 2008)			(if tendered)
1			$0.00	0	0	0	0	0		0		0		0		0		☐
2			$0.00	0	0	0	0	0		0		0		0		0		☐
3			$0.00	0	0	0	0	0		0		0		0		0		☐
4			$0.00	0	0	0	0	0		0		0		0		0		☐
5			$0.00	0	0	0	0	0	*	0	*	0	*	0	*	0	*
6			$0.00	0	0	0	0	0	*	0	*	0	*	0	*	0	*

TO INDICATE YOUR ELECTION, SIGN ON THE APPROPRIATE SIGNATURE LINE BELOW.	Signature

I elect to exchange ALL of my eligible options

I do not want to exchange ANY of my eligible options

I elect to exchange ONLY the eligible options checked in the boxes above

[1]	Only options with exercise prices greater than the higher of (a) $7.50 or (b) $0.25 above the closing price of LeapFrog’s Class A common stock on the business day prior to the expiration date of the exchange offer will be eligible for exchange. This information sheet lists only your options with exercise prices greater than $7.50. Each option you elect to tender for exchange must be tendered in whole, except that separate option grants to acquire more than 100,000 shares may be tendered in part. If you would like to review all of the options granted to you by LeapFrog, please login and review your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 838-0908 for assistance. If you are calling from outside of the United States, contact E*Trade at +1 (650) 599-0125.

[2]	Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset and those options will vest upon the 12-month anniversary of the new option grant date.

[3]	The number of new options shown in the table are hypothetical examples only and are based on assumptions made as of the date hereof, including an assumed stock price on the date of exchange $0.25 below each example exercise price. The actual number of new options granted in exchange for tendered eligible options will be determined based upon the NYSE closing price of our Class A common stock on the business day prior to the expiration date of the exchange offer. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock, used to calculate the information in the above table will result in a change to the number of new options that may be granted under this exchange offer. As a result, the number of new options set forth in the table may not represent the actual number of new options that you would receive in the exchange offer.

[4]	“Tiered option awards” are identified in italics. Even though they are listed as separate option grants, option grants that have the same Option Grant Date are considered one option award with three tiered exercise prices. Your tiered option award is eligible for exchange only if the lowest exercise price in the tier meets the eligibility requirements set forth in footnote [1]. Tiered option awards must be tendered in whole (i.e. options granted at each of the three exercise prices will be cancelled if and only if the entire tiered option award is surrendered for exchange).

*	Premium-priced options will maintain equivalent premium pricing for those tiers.